Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

PURSUANT TO SECTION 10 OF THE MARSHALL ISLANDS

LIMITED PARTNERSHIP ACT

The undersigned, Raymond E. Simpson, Attorney-in-Fact of NAVIOS MARITIME ACQUISITION CORPORATION, acting in its capacity as sole member of NAVIOS MARITIME MIDSTREAM PARTNERS GP LLC, the General Partner of NAVIOS MARITIME MIDSTREAM PARTNERS L.P., for the purpose of forming a Limited Partnership hereby certify:

1.	The name of the Limited Partnership is NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

2.	The registered address of the Limited Partnership in the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960. The name of the Limited Partnership’s Registered Agent in the Marshall Islands upon whom process may be served at such address is The Trust Company of the Marshall Islands, Inc.

3.	The name and the business, residence or mailing address of the sole general partner is:

Name:	NAVIOS MARITIME MIDSTREAM PARTNERS GP LLC
Address:	7 Avenue de Grande Bretagne, Office 11B2
Monte Carlo, MC 98000 Monaco

4.	The name and title of the person authorized to sign this Certificate of Limited Partnership for the general partner is Raymond E. Simpson, Attorney-in-Fact of its sole member.

IN WITNESS WHEREOF, the undersigned has/have executed this Certificate of Limited Partnership on this 13th day of October 2014.

NAVIOS MARITIME MIDSTREAM PARTNERS GP LLC

By: NAVIOS MARITIME ACQUISITION CORPORATION, its Sole Member

By:	/s/ Raymond E. Simpson
Raymond E. Simpson
Attorney-in-Fact